UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4610 South Ulster Street, Suite 150
Denver, CO 80237
(Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c) Chief Financial Officer

Resignation of Chief Financial Officer

On May 30, 2023, Nishit Shah gave notice of his intention to resign from his position as Chief Financial Officer of StarTek, Inc. (the “Company”). Mr. Shah’s resignation is effective as of June 2, 2023.

Also on May 30, 2023, Mr. Shah entered into a Separation Agreement and General Release (the “Separation Agreement”), which addresses the payments and benefits to which Mr. Shah is entitled in connection with his resignation. Under the terms and conditions of the Separation Agreement, Mr. Shah is entitled to receive a payment of INR 8.24 million (approximately $99,619) in connection with his separation from service. The Separation Agreement contains a general release of any claims Mr. Shah may have relating to his employment. In addition, the Separation Agreement contains customary confidentiality and non-disparagement provisions, as well a covenant not to hire, solicit or engage with employees and customers for a period of 24 months.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of New Chief Financial Officer

On June 1, 2023, the Company announced the appointment of Mr. Neeraj Jain, age 46, as Chief Financial Officer.

In connection with the appointment of Mr. Jain, on June 1, 2023 the Company approved a compensation package for Mr. Jain (the “CFO Compensation Package”). The CFO Compensation Package, which is described in greater detail in a letter agreement entered into between Mr. Jain and Aegis Customer Support Services Pvt. Ltd., a subsidiary of the Company, consists of (1) annual base compensation of INR 11.6 million (approximately $140,287) and annual total fixed compensation of INR 23.2 million (approximately $280,574); (2) a target annual bonus opportunity of 25% of overall fixed compensation, subject to the terms and conditions set forth in the Company’s annual Executive Incentive Bonus Plan; and (3) an inducement grant consisting of 100,000 options to purchase the Company’s common stock with an exercise price equal to $5.75 per share.

The foregoing summary of the letter agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the letter agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Mr. Jain is a Chartered Accountant with over 22 years of extensive experience in areas of global transformations, financial leadership, corporate development & integrations, funding & private equity investments. Prior to joining Startek, Mr. Jain was EVP & CFO at Comviva. He also spearheaded business transformations at Tech Mahindra Global delivering process excellence as a key strategic initiative for growth and profitability and led Enterprise Risk Management for group. Prior to this, Mr. Jain has held key leadership portfolios at Microsoft Corporation, Convergys and Jubilant.

There are no arrangements or understandings between Mr. Jain and any other person pursuant to which he was appointed as an officer and there are no family relationships between Mr. Jain and any director or executive officer of the Company. Mr. Jain has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Separation Agreement with Nishit Shah dated May 30, 2023
10.2	Letter Agreement with Neeraj Jain dated June 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: June 5, 2023	By:	/s/ Bharat Rao
Bharat Rao
Chief Executive Officer